Exhibit 5.1

Tel Aviv, March 3, 2014

Camtek Ltd.
Migdal Haemek, 10556
Israel

Re: Camtek Ltd. – Registration Statement on Form F-3 for the offer and sale of ordinary shares

Ladies and Gentlemen:

We have acted as Israeli counsel to Camtek Ltd., an Israeli company (the “Company”), in connection with the registration on Form F-3 (the “Registration Statement”) under the Securities Act of 1933, as amended, of Ordinary Shares of the Company, par value of NIS 0.01 each (“Ordinary Shares”), for offer and sale from time to time in one or more offerings (the “Offer”) by the Company of Ordinary Shares having an aggregate offering price of up to $US 50,000,000 (the “Primary Shares”) and by selling shareholders of up to 6,000,000 Ordinary Shares (the “Selling Shareholder Shares”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K.

In our capacity as your Israeli counsel in connection with your preparation and filing of the Registration Statement, we have examined the Company’s Articles of Association and minutes of meeting of the board of directors of the Company held on March 2, 2014, with respect to the Offer, which were presented to us by the Company and such other documents and matters as we deemed relevant for the purposes of this opinion. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the correctness and completeness of certificates of public officials and the representations set forth therein, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies.

We are opining herein as to the effect on the subject transaction only of the internal laws of the State of Israel, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

Subject to the foregoing, we are of the opinion that, if, as and when the Primary Shares have been sold by the Company and the consideration therefor received, such Primary Shares will be duly authorized, legally issued, fully paid and nonassessable.  The Selling Shareholder Shares are duly authorized, legally issued, fully paid and nonassessable.

We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments, including, without limitation, in the law, which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein.  Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Ordinary Shares, except as set forth above.

Very truly yours,
/s/ SHIBOLET & CO
Shibolet & Co
Advocates & Notary